Exhibit 99.1
For Immediate Release

HAMPDEN BANCORP, INC. REPORTS AUTHORIZATION OF A STOCK REPURCHASE PROGRAM AND INDEPENDENT TRUSTEE COMPLETES PURCHASE OF SHARES TO FUND STOCK INCENTIVE PLAN

SPRINGFIELD, Mass. May 29, 2008. Hampden Bancorp, Inc. (the "Company") (NASDAQ - HBNK), which is the holding company for Hampden Bank (the "Bank"), announced today that its Board of Directors authorized a stock repurchase program (the "Stock Repurchase Program") for the purchase of up to 397,493 shares of the Company's common stock or approximately 5% of its outstanding common stock. The Company is now seeking approval under Massachusetts laws and regulations to initiate such repurchases. Any repurchases under the Stock Repurchase Program will be made through open market purchase transactions from time to time. The amount and exact timing of any repurchases will depend on market conditions and other factors, at the discretion of management of the Company, and it is intended that the Stock Repurchase Program will complete all repurchases within twelve months after its commencement. There is no assurance that the Company will repurchase shares during any period.

The Company also announced today that the independent trustee of the trust authorized by the Board of Directors on January 29, 2008 to purchase shares of the Company's common stock to fund the Company's 2008 Equity Incentive Plan (the "Plan") has completed the purchase of the 317,996 shares, or 4% of the outstanding Company common stock, authorized to fund the Plan.

Contact

Hampden Bancorp, Inc. Robert A. Massey, 413-452-5150 CFO, Treasurer, and Senior Vice President rmassey@hampdenbank.com